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                                                                     Exhibit 5.1



                                February 3, 1997



Pure Atria Corporation
1309 South Mary Avenue
Sunnyvale, California 94087

          Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 3, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended of 2,900,287 additional shares of your Common Stock reserved for issuance pursuant to the Pure Software Inc. 1995 Stock Option Plan and 112,272 shares of Common Stock reserved for issuance pursuant to the Integrity QA Software, Inc. 1995 Stock Option Plan (which Plans are referred to herein as the "Plans" and which Shares are collectively referred to herein as the "Shares"). As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

          It is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ WILSON SONSINI GOODRICH & ROSATI